Exhibit 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS RESULTS OF OPERATIONS

FOR FIRST QUARTER ENDED MAY 31, 2003

>>> Pre-tax income increases 29% over previous year <<<

Houston, TX—July 15, 2003. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for the quarter ended May 31, 2003, the first quarter of fiscal 2004.

Income before taxes and cumulative effect of an accounting change was $790,000 in the quarter ended May 31, 2003, compared to $614,000 for the quarter ended May 31, 2002, an increase of 29%. Net income increased to $488,000, or $0.05 per share, in fiscal 2004 from a loss of $24,000, or $0.00 per share, in fiscal 2003. The increase in income from fiscal 2003 to fiscal 2004 was attributable to improved gross margins, effective expense controls and lower interest costs. An accounting change and differences in the effective applicable tax rate, as described below, affected the comparability of results of operations between fiscal 2004 and fiscal 2003.

In the first quarter of fiscal 2003, the Company adopted a new accounting standard for determining the amount of goodwill to be carried on the Company’s balance sheet. Utilizing the prescribed criteria, the Company determined that it was appropriate to write off the entire unamortized amount of goodwill associated with its filter manufacturing operation. Net of taxes, such writeoff amounted to $483,000, or $0.04 per share, and is reported in the Company’s fiscal 2003 income statement as a cumulative effect of accounting change. In the first quarter of fiscal 2004, the Company has estimated a federal income tax rate of 34% to systematically amortize through fiscal 2004 the deferred tax asset related to its net operating loss carryforward and to provide for taxes payable. In the first quarter of fiscal 2003, the Company estimated a tax rate of 21% to amortize its deferred tax asset, and the current provision for income taxes consisted principally of federal alternative minimum taxes and state income taxes.

For the quarter ended May 31, 2003, the Company also reported sales of $42.3 million, a decrease of 1% from sales of $42.9 million in the quarter ended May 31, 2002. Same-store sales in the first five months of calendar 2003 increased 0.4% over 2002, compared to a 4% decrease in industry-wide product shipments during the same period based on data compiled by a leading industry trade association. Same-store comparisons exclude operations at both a branch in Alabama that was closed in the fourth quarter of fiscal 2003, and a business unit in Tennessee that distributed building controls that was sold in April 2003.

Gross margin percentage on sales increased to 22.0% in the first quarter of fiscal 2004 from 21.2% in fiscal 2003 generally because of improved pricing disciplines throughout the Company. Interest expense declined by 14% in fiscal 2004, compared to fiscal 2003, because of a decrease in the average outstanding variable rate debt.

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ACR Group, Inc.	NEWS RELEASE

July 15, 2003

Commenting on the company’s first quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Although sales growth was tepid in the first quarter, it was in line with our expectations. Notably, we have outperformed the industry, which has experienced a decline in sales from last year. We have carefully managed the other aspects of our business and, accordingly, the Company’s profitability has increased significantly from last year. We increased our gross margin percentage 80 basis points over last year, and, by managing our assets efficiently, we generated cash flow from operations of $1.8 million in the first quarter this year, compared to $77,000 last year. This enabled us to reduce our debt by $1.9 million during the quarter, a priority for us in fiscal 2004. We believe that a normal summer season will stimulate sales growth in our second fiscal quarter, and we hope to make more progress in paying down our debt.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 8 companies with 45 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc.	NEWS RELEASE

July 15, 2003

ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Quarter Ended May 31,
	2003	2002
Sales	$42,317	$42,869
Cost of sales	33,012	33,789

Gross profit	9,305	9,080
Selling, general and administrative expenses	7,977	7,830
Depreciation and amortization	256	303

Operating income	1,072	947
Interest expense	385	448
Other non-operating (income)	(103)	(115)

Income before taxes and cumulative effect of accounting change	790	614
Provision for income taxes:
Current	154	30
Deferred	148	125

Income before cumulative effect of accounting change	488	459
Cumulative effect of accounting change, net of taxes	—	483

Net income	$488	$(24)

Earnings per share	$.05	$—
Average outstanding shares:	10,681,294	10,681,294